UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) January 1, 2017

CHUGACH ELECTRIC ASSOCIATION, INC.

(Exact name of registrant as specified in its charter)

Alaska	33-42125	92-0014224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 Electron Drive, Anchorage, AK	99518
(Address of Principal’s Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (907) 563-7494

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)  On February 24, 2017, William J. Bernier will retire from Chugach Electric Association, Inc. (Chugach) as Vice President, Power Delivery. Mr. Bernier’s retirement is not due to any disagreement between Mr. Bernier and Chugach on any matter relating to Chugach’s operations, policies, or practices.

(c)  Effective January 1, 2017, Brian J. Hickey, 59, was appointed to serve as Senior Vice President, System Operations at Chugach.

Prior to his appointment as Sr. Vice President, System Operations, Mr. Hickey served Chugach as Executive Manager, Grid Development since June 5, 2012. Prior to that appointment he was a Sr. Project Manager for NANA/WorleyParsons and Electric Power Systems, where he managed power plant and hydrocarbons projects in Alaska’s Railbelt and on Alaska’s North Slope since March 2008. Prior to that, he served Chugach for twenty years in various senior management roles including System Operations Supervisor, Manager of Substation Operations, Manager of Power Control, Director of Technical Services and lastly Vice President, Power Delivery. Mr. Hickey is a registered Professional Electrical Engineer, registered project management professional, holds a Bachelor of Science in Electrical Engineering, masters certificate in project management and a master’s degree in global finance.

Mr. Hickey has no family relationships with any current director, director nominee, or executive officer of Chugach, and there are no transactions or proposed transactions, to which Chugach is a party, or intended to be a party, in which Mr. Hickey has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K. In addition, Mr. Hickey was not appointed as the Sr. Vice President, System Operations pursuant to any arrangement or understanding with other parties.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 4, 2017		CHUGACH ELECTRIC ASSOCIATION, INC.
	By:	/s/ Tyler E. Andrews
Tyler E. Andrews acting for Lee D. Thibert
Chief Executive Officer